Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: April 30, 2024

Mercury General Corporation Announces First

Quarter Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2024:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2024	2023	$	%
(000’s except per-share amounts and ratios)
Net premiums earned	$1,166,679	$1,004,704	$161,975	16.1
Net premiums written (1)	$1,284,984	$1,010,202	$274,782	27.2
Net realized investment gains, net of tax (2)	$30,172	$38,716	$(8,544)	(22.1)
Net income (loss)	$73,462	$(45,288)	$118,750	NM
Net income (loss) per diluted share	$1.33	$(0.82)	$2.15	NM
Operating income (loss) (1)	$43,290	$(84,004)	$127,294	NM
Operating income (loss) per diluted share (1)	$0.78	$(1.52)	$2.3	NM
Catastrophe losses net of reinsurance (3)	$72,000	$98,000	$(26,000)	(26.5)
Combined ratio (4)	100.9%	115.8%	—	(14.9	)pts

NM = Not Meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Net realized investment gains before tax were $38 million and $49 million for the three months ended March 31, 2024 and 2023, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(3)

The majority of 2024 catastrophe losses resulted from winter storms and rainstorms in California and convective storms in Texas and Oklahoma. The majority of 2023 catastrophe losses resulted from winter storms and rainstorms in California, Texas and Oklahoma.

(4)

The Company experienced favorable development of approximately $6 million and $15 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended March 31, 2024 and 2023, respectively. The favorable development for the first quarter of 2024 was primarily attributable to lower than estimated loss adjustment expenses in the private passenger automobile line of insurance business, partially offset by unfavorable development on prior years’ catastrophe losses. The favorable development for the first quarter of 2023 was primarily attributable to lower than estimated losses and loss adjustment expenses in the homeowners line of insurance business.

Investment Results

	Three Months Ended March 31,
	2024	2023
(000’s except average annual yield)
Average invested assets at cost (1)	$5,358,848	$5,022,572
Net investment income (2) (3)
Before income taxes	$65,018	$51,973
After income taxes	$54,880	$44,795
Average annual yield on investments (2) (3)
Before income taxes	4.4%	4.0%
After income taxes	3.8%	3.5%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets excluding cash for each period.

(2)

Net investment income includes approximately $5.6 million and $1.7 million of interest income earned on cash (approximately $4.5 million and $1.4 million after tax) for the three months ended March 31, 2024 and 2023, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

Higher net investment income before and after income taxes for the three months ended March 31, 2024 compared to the corresponding period in 2023 resulted largely from higher average yield combined with higher average invested assets and cash. Average annual yield on investments before and after income taxes for the three months ended March 31, 2024 increased compared to the corresponding period in 2023, primarily due to the maturity and replacement of lower yielding investments purchased when market interest rates were lower with higher yielding investments, as a result of increasing overall market interest rates, as well as higher yields on investments based on floating interest rates.

The Company continues to implement rate and non-rate actions to improve underwriting results. However, rate increases take time to earn in. In January 2024, the California Department of Insurance (“DOI”) approved rate increases of 22.5% and 3.8% on the private passenger automobile line of insurance business for the Company’s insurance subsidiaries, Mercury Insurance Company (“MIC”) and California Automobile Insurance Company (“CAIC”), respectively. These rate increases became effective in February 2024. The private passenger automobile line of insurance business of MIC and CAIC represented approximately 47% and 6%, respectively, of the Company’s total net premiums earned for the three months ended March 31, 2024. In addition, in March 2024, the California DOI approved a 6.99% rate increase on the California homeowners line of insurance business. This rate increase is expected to become effective in May 2024. The California homeowners line of insurance business represented approximately 16% of the Company’s total net premiums earned for the three months ended March 31, 2024.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on June 27, 2024 to shareholders of record on June 13, 2024.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 13, 2024.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Net premiums earned	$1,166,679	$1,004,704
Net investment income	65,018	51,973
Net realized investment gains	38,192	49,008
Other	4,196	894

Total revenues	1,274,085	1,106,579

Expenses:
Losses and loss adjustment expenses	903,965	929,529
Policy acquisition costs	196,040	164,507
Other operating expenses	77,087	69,690
Interest	7,773	4,931

Total expenses	1,184,865	1,168,657

Income (loss) before income taxes	89,220	(62,078)
Income tax expense (benefit)	15,758	(16,790)

Net income (loss)	$73,462	$(45,288)

Basic average shares outstanding	55,371	55,371
Diluted average shares outstanding	55,372	55,371
Basic Per Share Data
Net income (loss)	$1.33	$(0.82)
Net realized investment gains, net of tax	$0.54	$0.70
Diluted Per Share Data
Net income (loss)	$1.33	$(0.82)
Net realized investment gains, net of tax	$0.54	$0.70
Operating Ratios-GAAP Basis
Loss ratio	77.5%	92.5%
Expense ratio	23.4%	23.3%

Combined ratio	100.9%	115.8%

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $4,574,492; $4,394,983)	$4,489,552	$4,319,336
Equity securities (cost $690,856; $654,939)	801,108	730,693
Short-term investments (cost $163,454; $179,375)	162,466	178,491

Total investments	5,453,126	5,228,520
Cash	530,085	550,903
Receivables:
Premiums	682,473	607,025
Allowance for credit losses on premiums receivable	(5,800)	(5,300)

Premiums receivable, net of allowance for credit losses	676,673	601,725
Accrued investment income	61,198	59,128
Other	30,040	25,603

Total receivables	767,911	686,456
Reinsurance recoverables (net of allowance for credit losses $0; $12)	29,964	31,947
Deferred policy acquisition costs	307,938	293,844
Fixed assets, net	152,462	151,183
Operating lease right-of-use assets	14,371	14,406
Current income taxes	—	4,081
Deferred income taxes	31,367	33,013
Goodwill	42,796	42,796
Other intangible assets, net	8,353	8,333
Other assets	57,595	57,915

Total assets	$7,395,968	$7,103,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$2,859,220	$2,785,702
Unearned premiums	1,854,184	1,735,660
Notes payable	573,829	573,729
Accounts payable and accrued expenses	178,086	175,219
Operating lease liabilities	14,425	14,231
Current income taxes	6,628	—
Other liabilities	305,569	270,711
Shareholders’ equity	1,604,027	1,548,145

Total liabilities and shareholders’ equity	$7,395,968	$7,103,397

OTHER INFORMATION
Common stock shares outstanding	55,371	55,371
Book value per share	$28.97	$27.96
Statutory surplus (a)	$1.70 billion	$1.67 billion
Net premiums written to surplus ratio (a)	2.79	2.68
Debt to total capital ratio (b)	26.4%	27.1%
Portfolio duration (including all short-term instruments) (a) (c)	2.9 years	3.0 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,030	1,032
Homeowners PIF	780	760
Commercial Auto PIF	43	42

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Reconciliations of Comparable GAAP Measures to Operating Measures (a)
Net premiums earned	$1,166,679	$1,004,704
Change in net unearned premiums	118,305	5,498

Net premiums written	$1,284,984	$1,010,202

Incurred losses and loss adjustment expenses	$903,965	$929,529
Change in net loss and loss adjustment expense reserves	(75,419)	(87,672)

Paid losses and loss adjustment expenses	$828,546	$841,857

Net income (loss)	$73,462	$(45,288)

Less: Net realized investment gains	38,192	49,008
Tax on net realized investment gains(b)	8,020	10,292

Net realized investment gains, net of tax	30,172	38,716

Operating income (loss)	$43,290	$(84,004)

Per diluted share:
Net income (loss)	$1.33	$(0.82)
Less: Net realized investment gains, net of tax	0.54	0.70

Operating income (loss) (c)	$0.78	$(1.52)

Combined ratio	100.9%	115.8%
Effect of estimated prior periods’ loss development	0.5%	1.5%

Combined ratio-accident period basis	101.4%	117.3%

(a)	See “Information Regarding GAAP and Non-GAAP Measures” on page 7.
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the three months ended March 31, 2024 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.